EXHIBIT 11


                 SYNAPTIC PHARMACEUTICAL CORPORATION

              Computation of Primary Net Loss Per Share


                                Three Months Ended         Six Months Ended
                                     June 30,                  June 30,
                                 1996        1995           1996        1995
                              ---------   ---------      ---------   ---------
Weighted average
 common shares outstanding    7,575,452     392,902      7,534,736     388,670

Shares sold and shares
 underlying options granted
 within 12 months of initial
 registration statement
 filing, considered
 outstanding for periods
 prior to the initial public
 offering, based on the
 treasury stock method and
 the initial public offering
 price                               --      34,665             --      34,665
                             ----------   ---------      ---------   ---------
                              7,575,452     427,567      7,534,736     423,335
                             ==========   =========      =========   =========

Net loss                    ($1,055,677)($1,125,342)   ($2,159,351)($2,238,666)
                             ==========  ==========     ==========  ==========

Net loss per share               $(0.14)     ($2.63)        ($0.29)     ($5.29)
                                   ====       =====          =====       =====






                             EXHIBIT 11


                SYNAPTIC PHARMACEUTICAL CORPORATION

          Computation of Fully Diluted Net Loss Per Share


                                 Three Months Ended        Six Months Ended
                                      June 30,                   June 30,
                                  1996        1995          1996         1995
                               ---------    ---------    ---------     --------

Weighted average
 common shares outstanding     7,575,452      392,902    7,534,736      388,670

Shares underlying common
 stock options outstanding
 considered exercised,
 based on the treasury
 stock method                    310,066      228,896      308,414      224,069

Shares underlying 1990
 Warrants outstanding
 considered exercised,
 based on the treasury
 stock method                         --           --           --          192

Shares underlying 1993
 Warrants outstanding
 considered exercised,
 based on the treasury
 stock method                     52,024           --       55,145           --

Shares sold and shares
 underlying options granted
 within 12 months of initial
 registration statement filing,
 considered outstanding for
 periods prior to the initial
 public offering, based on the
 treasury stock method and the
 initial public offering price        --       34,665           --       34,665

Weighted average convertible
 preferred stock
 outstanding, as if converted:
          Series 1                    --    1,260,245           --    1,260,245
          Series 2                    --    1,207,848           --    1,207,848
          Series 3                    --    1,924,574           --    1,924,574
          Series 4                    --      535,715           --      535,715
                               ---------    ---------     --------    ---------
Shares used in computation of
 net loss per share            7,937,542    5,584,845    7,898,295    5,575,978
                               =========    =========    =========    =========

Net loss                     ($1,055,677) ($1,125,342) ($2,159,351) ($2,238,666)
                              ==========   ==========   ==========   ==========

Net loss per share                ($0.13)      ($0.20)      ($0.27)      ($0.40)
                                   =====        =====        =====        =====